Exhibit 5.3

January 21, 2005

WMG Acquisition Corp.

75 Rockefeller Plaza

New York, New York 10019

Ladies and Gentlemen:

                We have acted as special counsel for Warner/Chappell Music (Services), Inc., a New Jersey corporation (the “Covered Guarantor”), in connection with the registration statement on Form S-4 (No. 333-121322-90) (the “Registration Statement”) filed by WMG Acquisition Corp., a  Delaware corporation (the “Company”), and the guarantors listed on Schedule I hereto (collectively, the “Guarantors”), under the Securities Act of 1933 with respect to (i) the issuance by the Company of $465,000,000 aggregate principal amount of 7 3/8% Senior Subordinated Notes due 2014, and £100,000,000 aggregate principal amount of 8 1/8% Senior Subordinated Notes due 2014 (collectively, the “Exchange Securities”) and (ii) the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of April 8, 2004 (the “Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).  The Exchange Securities will be offered by the Company in exchange for $465,000,000 aggregate principal amount of its outstanding 7 3/8% Senior Subordinated Notes due 2014 and £100,000,000 aggregate principal amount of its outstanding 8 1/8% Senior Subordinated Notes due 2014.

In connection with the Registration Statement, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and such questions of law as we have deemed necessary or appropriate for purposes of this opinion.  On the basis of such examination, we advise you that, in our opinion, when (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees of the Covered Guarantor have been duly issued, such Guarantees will constitute the valid and legally binding obligations of the Covered Guarantor enforceable against the Covered Guarantor in accordance with their respective terms.

                This opinion is not rendered with respect to any laws other than the laws of the State of New Jersey and New York and the federal laws of the United States.

                We express no opinion herein as to the applicability or effect of (i) any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or (ii) general principles of equity, including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

                To the extent that matters of fact are involved in the conclusions expressed in the opinions set forth above, such opinions are based upon certificates and statements of public officials and of officers of the Covered Guarantor, without independent investigation by us.  In rendering the foregoing opinions, we have also assumed the genuineness of all signatures on documents not signed in our presence, the authenticity of all documents submitted to us as originals, the conformity with the originals submitted to us as copies, and the due authorization, execution and delivery of the Indenture by the Trustee.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,